Exhibit 10.3

This note replaces, but does not extinguish, the obligations under that certain $2,500,000 Promissory Note (the “Existing Note”) executed in connection with the Loan Agreement dated as of January 19, 2006, as amended by that certain Amended and Restated Loan Agreement dated of even date herewith and as may be further amended, restated, supplemented, or otherwise modified from time to time, by and among Borrower and Bank.

AMENDED AND RESTATED TERM PROMISSORY NOTE

$5,000,000.00	February 27, 2008

Think Partnership Inc., a Nevada corporation

15550 Lightwave Drive, 3rd Floor

Clearwater, Florida  37760

(Hereinafter referred to as "Borrower")

Wachovia Bank, National Association

301 South Tryon Street

Charlotte, North Carolina  28202

(Hereinafter referred to as “Bank")

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, the sum of Five Million and No/100 Dollars ($5,000,000.00) or such sum as may be advanced and outstanding from time to time, with interest on the unpaid principal balance at the rate and on the terms provided in this Amended and Restated Term Promissory Note (including all renewals, extensions or modifications hereof, this "Note").

LOAN AGREEMENT.  This Note is subject to the provisions of that certain Loan Agreement between Bank and Borrower of even date herewith, as amended, restated, supplemented or modified from time to time.

USE OF PROCEEDS.  Borrower shall use the proceeds of the loan evidenced by this Note to partially refinance the existing indebtedness under the existing line of credit with Bank.

SECURITY.  Borrower and Guarantors have granted Bank a security interest in the collateral described in the Loan Documents, including, but not limited to, personal property collateral described in that certain Security Agreement of even date herewith, as amended..

INTEREST RATE.  Interest shall accrue on the unpaid principal balance of this Note from the date hereof at the LIBOR Rate plus 2.50%, as that rate may change from day to day in accordance with changes in the LIBOR Rate (the "Interest Rate").  "LIBOR Rate", means the rate for one (1) month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, the second London business day before the relevant interest period begins, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

DEFAULT RATE.  In addition to all other rights contained in this Note, if a Default (as defined herein) occurs and as long as a Default continues, all outstanding Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower and Bank or its affiliates, shall bear interest at the Interest Rate plus 3% ("Default Rate").  The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.

INTEREST AND FEE(S) COMPUTATION (ACTUAL/360).  Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period ("Actual/360 Computation").  The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period.  Application of the Actual/360 Computation produces an annualized effective rate exceeding the nominal rate.

REPAYMENT TERMS.  This Note shall be due and payable as set forth hereinafter.  From the date of this Note, accrued interest shall be payable in consecutive monthly payments payable on each of the dates listed in the column titled “Payment Due Date” in Schedule A attached hereto and made a part hereof (“Schedule A”).  Principal shall be payable on each of the dates and in the amounts set forth in Schedule A.  All remaining principal and interest shall be due and payable on February 15, 2011.

APPLICATION OF PAYMENTS.  Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal.  If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.  Any amounts repaid under this Note may not be reborrowed.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

DEFINITIONS.  Loan Documents.  The term "Loan Documents," as used in this Note and the other Loan Documents, refers to all documents executed in connection with or related to the loan evidenced by this Note, the $15,000,000 Amended and Restated Revolving Credit Promissory Note executed on the date hereof (as amended, the “Revolving Note”) and any prior notes which evidence all or any portion of the loan evidenced by this Note, and any letters of credit issued pursuant to any loan agreement to which this Note is subject, any applications for such letters of credit and any other documents executed in connection therewith or related thereto, and may include, without limitation, the Loan Agreement executed as of the date hereof (as amended, the “Loan Agreement”), this Note, the Revolving Note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time).  Obligations.  The term "Obligations", as used in this Note and the other Loan Documents, refers to any and all indebtedness and other obligations under this Note, the Revolving Note, the Loan Agreement, all other obligations under any other Loan Documents, and all obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower and Bank, or its affiliates, whenever executed.  Certain Other Terms.  All capitalized terms used and not defined herein shall have the meanings assigned thereto in the Loan Agreement or other Loan Documents.  All terms that are used but not otherwise defined in any of the Loan Documents shall have the definitions provided in the Uniform Commercial Code.

LATE CHARGE.  If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 4% of each payment past due for 15 or more days.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank's right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS.  Borrower shall pay all of Bank's reasonable expenses incurred to enforce or collect any of the Obligations including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY.  If at any time the effective interest rate under this Note would, but for this paragraph, exceed the maximum lawful rate, the effective interest rate under this Note shall be the maximum lawful rate, and any amount received by Bank in excess of such rate shall be applied to principal and then to fees and expenses, or, if no such amounts are owing, returned to Borrower.

GRACE/CURE PERIOD.  Grace Period.  The failure of timely payment of the Obligations shall not be a Default until 5 days after such payment is due.  Cure Period.  Except as provided below, any Default, other than non-payment, may be cured within 30 days after written notice thereof is mailed to Borrower by Bank. Borrower’s right to cure shall be applicable only to curable defaults and shall not apply, without limitation, to Defaults based upon False Warranty or Cessation; Bankruptcy set forth below.  Borrower shall have the right to cure a Default only once during any 12 month period.  Bank shall not exercise its remedies to collect the Obligations except as Bank reasonably deems necessary to protect its interest in collateral securing the Obligations during a cure period.

DEFAULT.  If any of the following occurs and is not cured within the applicable cure period, a default ("Default") under this Note shall exist:  Nonpayment; Nonperformance.  The failure of timely payment or performance of the Obligations or Default under this Note or any other Loan Documents.  Loan Document Default.  A default under any Loan Document.  Breach.  Any breach of any agreement contained or referred to in this Note or any other Loan Document.  False Warranty.  A warranty or representation made in the Loan Documents or furnished to Bank in connection with the loan evidenced by this Note is materially false when made.  Cross Default. At Bank's option, any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower or any Guarantor, any general partner of or the holder(s) of the majority ownership interests of Borrower with Bank or its affiliates which default is not cured within any applicable cure period, unless, but only as long as, the existence of any such default is being contested by the Borrower or such Guarantor in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Guarantor to the extent required by GAAP.  Cessation; Bankruptcy.  The death of, appointment of a guardian for, dissolution or termination of existence of (subject to the provisions set forth in clause (iv) of the subparagraph entitled "Material Capital Structure or Business Alteration" below), loss of good standing status by (unless such loss would not have a material adverse effect upon the operations or financial condition of the Borrower), appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against Borrower or any Guarantor, or any general partner of or the holder(s) of the majority ownership interests of Borrower, or any party to the Loan Documents.  Material Capital Structure or Business Alteration.  Without prior written consent of Bank, (i) a material alteration in the kind or type of Borrower's business or that of any Guarantor; (ii) the sale of substantially all of the business or assets of Borrower or any Guarantor, or a material portion (10% or more) of such business or assets if such a sale is outside the ordinary course of business of Borrower or any Guarantor, or more than 50% of the outstanding stock or voting power of or in any such entity in a single transaction or a series of transactions; (iii) any acquisition that does not constitute a Permitted Acquisition or (iv) should Borrower or any Guarantor enter into documentation for any merger or consolidation; provided that any Guarantor may merge with any other Guarantor so long as the surviving entity is a Guarantor.

REMEDIES UPON DEFAULT.  If a Default occurs under this Note or any Loan Documents, Bank may at any time thereafter, take the following actions:  Bank Lien.  Foreclose its security interest or lien against Borrower's and Guarantors’ accounts without notice.  Acceleration Upon Default.  Accelerate the maturity of this Note and, at Bank’s option, any or all other Obligations, other than Obligations under any swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time) between Borrower and Bank, or its affiliates, which shall be due in accordance with and governed by the provisions of said swap agreements; whereupon this Note and the accelerated Obligations shall be immediately due and payable; provided, however, if the Default is based upon a bankruptcy or insolvency proceeding commenced by or against Borrower, any Guarantor or endorser of this Note, all Obligations (other than Obligations under any swap agreement as referenced above) shall automatically and immediately be due and payable.  Cumulative.  Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

WAIVERS AND AMENDMENTS.  No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank.  No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion.  Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Except to the extent otherwise provided by the Loan Documents or prohibited by law, each Borrower and each other person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind.  Further, each agrees that Bank may (i) extend, modify or renew this Note or make a novation of the loan evidenced by this Note, and/or (ii) grant releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to Borrower or other person liable under this Note or any other Loan Documents, all without notice to or consent of Borrower and other such person, and without affecting the liability of Borrower and other such person; provided, Bank may not extend, modify or renew this Note or make a novation of the loan evidenced by this Note without the consent of Borrower which increases the burdens of Borrower without the consent of Borrower.

MISCELLANEOUS PROVISIONS.  Assignment.  This Note and the other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns.  Bank's interests in and rights under this Note and the other Loan Documents are freely assignable, in whole or in part, by Bank.  In addition, nothing in this Note or any of the other Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the other Loan Documents or any interest therein to any Federal Reserve Bank.  Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void.  Any assignment shall not release Borrower from the Obligations.  Applicable Law; Conflict Between Documents.  This Note and, unless otherwise provided in any other Loan Document, the other Loan Documents shall be governed by and construed under the laws of the state named in Bank's address on the first page hereof without regard to that state's conflict of laws principles.  If the terms of this Note should conflict with the terms of any loan agreement, the terms of this Note shall control.  Security Interest.  Except as prohibited by law, Borrower and Guarantors grant Bank a security interest in the collateral described in the Security Agreement of even date herewith, as amended.  Swap Agreements.  All swap agreements (as defined in 11 U.S.C. § 101, as in effect from time to time), if any, between Borrower and Bank or its affiliates are independent agreements governed by the written provisions of said swap agreements, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of this Note, except as otherwise expressly provided in said written swap agreements, and any payoff statement from Bank relating to this Note shall not apply to said swap agreements unless expressly referred to in such payoff statement.  Jurisdiction.  Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in Bank's address on the first page hereof.  Severability.  If any provision of this Note or of the other Loan Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document.  Notices.  Any notices to Borrower shall be sufficiently given, if in writing and mailed, hand delivered or sent via telecopy (or other facsimile device), recognized overnight courier service or certified mail to the Borrower's address shown above or such other address as provided hereunder, and to Bank, if in writing and, hand delivered or sent via telecopy (or other facsimile device), recognized overnight courier service or certified mail to Bank’s office address shown above or such other address as Bank may specify in writing from time to time.  Notices to Bank must include the mail code.  In the event that Borrower changes Borrower's address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, all charges prepaid.

Plural; Captions.  All references in the Loan Documents to Borrower, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term "person" shall mean any individual, person or entity.  The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents.  Advances.  Bank may, in its sole discretion and if requested by Borrower, make other advances which shall be deemed to be advances under this Note, even though the stated principal amount of this Note may be exceeded as a result thereof.  Posting of Payments.  All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day.  Joint and Several Obligations.  Each entity executing this Note is jointly and severally obligated.  Fees and Taxes.  Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.  LIMITATION ON LIABILITY; WAIVER OF PUNITIVE DAMAGES. EACH OF THE PARTIES HERETO, INCLUDING BANK BY ACCEPTANCE HEREOF, AGREES THAT IN ANY JUDICIAL, MEDIATION OR ARBITRATION PROCEEDING OR ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG THEM THAT MAY ARISE OUT OF OR BE IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN OR AMONG THEM OR THE OBLIGATIONS EVIDENCED HEREBY OR RELATED HERETO, IN NO EVENT SHALL ANY PARTY HAVE A REMEDY OF, OR BE LIABLE TO THE OTHER FOR, (1) INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OR (2) PUNITIVE OR EXEMPLARY DAMAGES.   EACH OF THE PARTIES HEREBY EXPRESSLY WAIVES ANY RIGHT OR CLAIM TO PUNITIVE OR EXEMPLARY DAMAGES THEY MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH ANY SUCH PROCEEDING, CLAIM OR CONTROVERSY, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIALLY OR OTHERWISE.  Patriot Act Notice.  To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.  For purposes of this section, account shall be understood to include loan accounts.  Final Agreement.  This Note and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no unwritten oral agreements between the parties.

ARBITRATION.  Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any claim or controversy arising out of or relating to the Loan Documents between parties hereto (a "Dispute") shall be resolved by binding arbitration conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and the Federal Arbitration Act.  Disputes may include, without limitation, tort claims, counterclaims, a dispute as to whether a matter is subject to arbitration, claims brought as class actions, or claims arising from documents executed in the future.  A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.  Special Rules.  All arbitration hearings shall be conducted in the city named in the address of Bank first stated above.  A hearing shall begin within 90 days of demand for arbitration and all hearings shall conclude within 120 days of demand for arbitration.  These time limitations may not be extended unless a party shows cause for extension and then for no more than a total of 60 days.  The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00.  Arbitrators shall be licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA.  The parties do not waive applicable Federal or state substantive law except as provided herein.  Preservation and Limitation of Remedies.  Notwithstanding the preceding binding arbitration provisions, the parties agree to preserve, without diminution, certain remedies that any party may exercise before or after an arbitration proceeding is brought.  The parties shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale or under applicable law by judicial foreclosure including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment.  Any claim or controversy with regard to any party's entitlement to such remedies is a Dispute.  Waiver of Jury Trial.  THE PARTIES ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED ANY RIGHT THEY MAY HAVE TO JURY TRIAL WITH REGARD TO A DISPUTE AS TO WHICH BINDING ARBITRATION HAS BEEN DEMANDED.

DISCLOSURE OF INFORMATION; CONFIDENTIALITY.  Bank shall hold all non-public information with respect to Borrower and its subsidiaries obtained pursuant to the Loan Documents in accordance with its customary procedures for handling confidential information; provided, that Bank may disclose any such information to the extent such disclosure is (i) required by law or requested or required pursuant to any legal process, (ii) requested by, or required to be disclosed to, any regulatory agency or authority, (iii) used in any suit, action or proceeding for the purpose of defending itself, reducing its liability or protecting any of its claims, rights, remedies or interests under or in connection with the Loan Documents or (iv) which had been publicly disclosed other than as a result of a disclosure by Bank prohibited by this Agreement; provided further, Bank shall notify Borrower of any potential disclosure pursuant to (i), (ii) or (iii) above and Borrower may defend against the disclosures set forth in (i), (ii) or (iii) above.

AMENDED AND RESTATEMENT OF NOTE.  This Note is given in modification, replacement and restatement of the Existing Note, but not in repayment or extinguishment of the unpaid indebtedness evidenced by the Existing Note, and all indebtedness formerly evidenced by said Existing Note and unpaid on the date hereof shall now be evidenced by this Note, and as of the date hereof, said Existing Note shall no longer evidence said outstanding indebtedness.  This Note shall not be considered to be a novation of said Existing Note as this Note evidences the same indebtedness.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

[CORPORATE SEAL]		THINK PARTNERSHIP INC.

	By:	/s/ Jody Brown
	Name:	Jody Brown
	Title:	Chief Financial Officer

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ C. Douglass Riddle
Name:	C. Douglass Riddle
Title:	Senior Vice President

SCHEDULE A

The Note will be paid in the principal amounts plus accrued interest on the dates as shown below:

Payment Due Date	Principal Payment Due	Remaining Principal Outstanding (following scheduled principal payment)
Feb 27, 2008	0.00	5,000,000.00
Mar 27, 2008	128,298.12	4,871,701.88
Apr 28, 2008	126,512.64	4,745,189.24
May 27, 2008	129,509.18	4,615,680.06
Jun 27, 2008	128,611,79	4,487,068.27
Jul 28, 2008	129,265,21	4,357,803.06
Aug 27, 2008	130,636.14	4,227,166.92
Sep 29, 2008	129,200.08	4,097,966.84
Oct 27, 2008	133,256.90	3,964,709.94
Nov 28, 2008	131,269.31	3,833,440.63
Dec 29, 2008	132,586.00	3,700,854.63
Jan 27, 2009	134,472.67	3,566,381.96
Feb 27, 2009	133,942.81	3,432,439.15
Mar 27, 2009	136,310.93	3,296,128.22
Apr 27, 2009	135,315.85	3,160,812.37
May 27, 2009	136,521.35	3,024,291.02
Jun 29, 2009	135,705.64	2,888,585.38
Jul 27, 2009	138,806.61	2,749,778.77
Aug 27, 2009	138,091.61	2,611,687.16
Sep 28, 2009	138,365.16	2,473,322.00
Oct 27, 2009	140,306.86	2,333,015.14
Nov 27, 2009	140,209.00	2,192,806.14
Dec 28, 2009	140,921.34	2,051,884.80
Jan 27, 2010	141,973.58	1,909,911.22
Feb 26, 2010	142,671.61	1,767,239.61
Mar 29, 2010	143,083.45	1,624,156.16
Apr 27, 2010	144,342.76	1,479,813.40
May 27, 2010	144,786.26	1,335,027.14
Jun 28, 2010	145,060.53	1,189,966.61
Jul 27, 2010	146,406.36	1,043,560.25
Aug 27, 2010	146,760.14	896,800.11
Sep 27, 2010	147,505.77	749,294.34
Oct 27, 2010	148,377.98	600,916.36
Nov 29, 2010	148,812.05	452,104.31
Dec 27, 2010	149,987.35	302,116.96
Jan 27, 2011	150,527.09	151,589.87
Feb 15, 2011	151,589.87	0.00